UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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AGILYSYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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____________________________________________________

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

To be held on August 16, 2017
____________________________________________________

Please join us for the Agilysys, Inc. 2017 Annual Meeting of Shareholders to be held on Wednesday, August 16, 2017, at 8:00 a.m., local time, at the company’s offices 5383 Hollister Avenue, Suite 120, Santa Barbara, California 93111.
The purposes of the Annual Meeting are:

1.	To elect the director nominees named in the attached Proxy Statement;

2.	To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the Proxy Statement;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on July 7, 2017, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend. In addition to voting by mail, you may vote by telephone or Internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or Internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael A. Kaufman
Chairman of the Board of Directors

July 18, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on August 16, 2017.
The Proxy Statement and our Annual Report on Form 10-K for the
fiscal year ended March 31, 2017, are available at www.agilysys.com.

PROXY STATEMENT
2017 ANNUAL MEETING OF SHAREHOLDERS August 16, 2017

ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., an Ohio Corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Shareholders to be held on August 16, 2017, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, at the Company’s offices at 5383 Hollister Avenue, Suite 120, Santa Barbara, California 93111. Our principal executive office is located at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 (“2017 Annual Report”), are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about July 18, 2017.

Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares at the close of business on July 7, 2017, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 23,327,815 common shares outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of common shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol “AGYS.” References within this Proxy Statement to our common shares or shares refer to our common shares, without par value, the only class of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of common shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. This year, you may also vote by telephone or Internet. Telephone and Internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, the Internet, and proxy card as set forth on the proxy card. If you vote by telephone or Internet, you need not return your proxy card. You may also attend the Annual Meeting and vote in person; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending. If your common shares are held by a bank or broker, or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and the Internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, common shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or Internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•	FOR the election of each director nominee named herein (proposal 1);

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 2); and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (proposal 3).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or Internet. You may also revoke or change your vote by attending the Annual Meeting and voting in person. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 1 will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions will have no effect on the election of directors.

For proposal 2 (advisory vote on named executive officer compensation) and proposal 3 (ratification of independent registered public accounting firm), if a quorum is present, the affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve each proposal. The effect of an abstention is the same as a vote against each proposal. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 2 and 3, your broker or nominee will not have discretionary authority to vote your shares on proposals 2 and 3. These broker non-votes will have no effect on proposals 2 and 3.

Cumulative Voting

Each shareholder has the right to vote cumulatively in the election of directors if the shareholder gives written notice not less than 48 hours before the Annual Meeting commences to our Chief Executive Officer or Secretary that he, she, or it wants its voting for the election of directors to be cumulative. In such event, the shareholder giving notice, or a representative of such shareholder, the Chairman, or the Secretary, will make an announcement about such notice at the start of the Annual Meeting. Cumulative voting means that the shareholder may cumulate his, her, or its voting power for the election of directors by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of such shareholder’s shares. The shareholder may distribute all of the votes to one individual director nominee or distribute the votes among two or more director nominees, as the shareholder chooses. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees named herein, allocating the votes among the nominees in accordance with their discretion.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxy card, will be borne by us. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares through a bank, broker, or other nominee, you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date, or a legal proxy from your bank or broker, to attend the meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2017 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2017 Annual Report is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2017 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate services office at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with SEC and also may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7948, or by email at investorrelations@agilysys.com, or through our website under Investor Relations.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to shareholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors’ policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a hotline available for use by all employees, as described in the Code of Business Conduct. Any employee can anonymously report potential violations of the Code of Business Conduct through the hotline, which is managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In June 2017, the board of directors performed its annual director independence review and as a result of such review determined that each of Donald Colvin, Jerry Jones, Michael A. Kaufman, Melvin Keating, Keith M. Kolerus, and John Mutch qualify as independent directors. Ramesh Srinivasan is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held six meetings during fiscal year 2017, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which he served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors’ policy that all of its members attend the Annual Meeting of Shareholders absent exceptional cause. All of the Directors attended the 2016 Annual Meeting.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2017, the board of directors had four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Review Committee. The Strategic Review Committee was disbanded in February 2017. Mr. Srinivasan is not a member of any committee. At the end of the fiscal year and as of July 7, 2017, the members and chairman of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance	Strategic Review
Donald Colvin*	Chairman
Jerry Jones	X		X
Michael A. Kaufman		X	Chairman	Chairman
Melvin Keating		Chairman	X	X
Keith M. Kolerus		X	X
John Mutch*	X	X		X

*Qualifies as an Audit Committee Financial Expert.

Committee Charters. The board of directors has adopted a charter for each committee other than the Strategic Review Committee, and each committee with a charter is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee. The Audit Committee held nine meetings during fiscal year 2017. The Audit Committee reviews with our independent registered public accounting firm the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that Messrs. Colvin and Mutch each qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee held four meetings during fiscal year 2017. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members.

Our Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect executive compensation. The Compensation Committee did not engage a compensation consultant to advise it in connection with setting compensation for the Named Executive Officers in fiscal year 2017.

Our Chief Executive Officer, Chief Financial Officer, and General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) held three meetings during fiscal year 2017. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing shareholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

•	Be of proven integrity with a record of substantial achievement;

•	Have demonstrated ability and sound business judgment based on broad experience;

•	Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;

•	Be analytical and constructive in the objective appraisal of management’s plans and programs;

•	Be committed to maximizing shareholder value and building a sound company, long-term;

•	Be able to develop a professional working relationship with other directors and contribute to the board or directors’ working relationship with senior management of the Company;

•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and

•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the board of directors. For a shareholder to properly nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder’s notice must set forth, as to each candidate:

•	Name, age, business address, and residence address of the candidate;

•	Principal occupation or employment of the candidate;

•	Class and number of shares that are owned of record or beneficially by the candidate;

•	Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;

•
Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his actions as a director, will comply with the Company’s Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;

•	Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;

•	Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;

•
Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;

•
Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

•
Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder’s notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;

•	Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

•
Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Strategic Review Committee. The Strategic Review Committee met only informally during fiscal year 2017. The purpose of the Strategic Review Committee was to review and evaluate strategic alternatives to the Company’s current strategy and to recommend to the board of directors what action, if any, should be taken by the Company. For fiscal year 2017, the members of the Strategic Review Committee took a leading role in the search for a successor chief executive officer, including conducting interviews, discussing candidates and reporting to the board of directors their findings and opinions. Following the selection of the new chief executive officer, the board of directors determined that the Strategic Review Committee was no longer necessary, and it was disbanded.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

The board has established the role of vice-chairman of the board to assist the chairman of the board in the performance of his duties, as directed by the chairman from time to time. Mr. Kolerus has served as vice-chairman of the board since 2015.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company, while the board of directors, as a whole and through its committees, is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude. The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2017 (Messrs. Kaufman, Keating, Kolerus, and Mutch) is or has been an officer or employee of the Company, has had any relationship with the Company required to be disclosed as a related person transactions and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2017.

DIRECTOR COMPENSATION

During fiscal year 2017, compensation for non-employee directors consisted of the following:

•	$25,000 annual cash retainer for each non-employee director;

•	$35,000 annual cash retainer for the chairman of the board;

•	$15,000 annual cash retainer for the chairman of the Audit Committee (increased from $10,000 beginning January 1, 2017);

•	$7,500 annual cash retainer for the chairmen of each of the Compensation and Nominating & Corporate Governance Committees;

•	$10,000 annual cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman;

•	$10,000 annual cash retainer to each member of the Strategic Review Committee, including the chairman;

•	$5,000 monthly cash retainer for each member of the Strategic Review Committee, including the chairman;

•	An award of restricted shares to each non-employee director valued at $70,000 on the grant date.
We also reimburse our directors for reasonable out-of-pocket expenses in connection with attendance at board of directors and committee meetings.

The fiscal year 2017 equity award for each director consisted of 6,071 restricted shares, based on a $11.53 grant date price, and was granted under the 2016 Stock Incentive Plan. The restricted shares vested on March 31, 2017, and provided for pro-rata vesting upon retirement prior to March 31, 2017. The grant was made in June 2017 to the then current non-employee directors; however, Mr. Kaufman declined the award given the significant ownership in the Company by his firm, MAK Capital.

Our directors are subject to share ownership guidelines that require ownership of either (i) three times the director’s .respective annual cash retainer within two years of service and six times the director’s respective annual cash retainer within four years of service; or (ii) 15,000 shares within the first two years following the director’s election to the board of directors and 45,000 shares within four years of election. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2017

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Donald Colvin	45,000	65,992	110,992
Jerry Jones	45,000	65,992	110,992
Michael A. Kaufman	132,500		132,500
Keith M. Kolerus	45,000	65,992	110,992
Melvin Keating	97,500	65,992	163,492
John Mutch	90,000	65,992	155,992

(1)     Fees are paid quarterly.

(2)
Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

PROPOSAL 1
ELECTION OF DIRECTORS

General

Our board of directors currently consists of seven members whose term expires at this Annual Meeting. In each case, subject to earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, Jerry Jones, Michael A. Kaufman, Melvin Keating, Keith M. Kolerus, John Mutch and Ramesh Srinivasan for election to the board of directors for a term of one year, to serve until the annual meeting of shareholders in 2018 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.

Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted “FOR” the election of each of Messrs. Colvin, Jones, Kaufman, Keating, Kolerus, Mutch and Srinivasan for a one-year term. Each nominee has indicated his willingness to serve as a director, if elected.

A biography for each director nominee follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his service on the board of directors is also provided.

DIRECTOR NOMINEES

Donald Colvin	Age 64	Director since 2015

Interim Chief Financial Officer of Isola Group Ltd. from June 2015 to July 2016. Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that Executive Vice President and CFO of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, Mr. Colvin held a number of financial leadership positions, including Vice President of Finance and CFO of Atmel Corporation, CFO of European Silicon Structures as well as several financial roles at Motorola Inc. Mr. Colvin is a director of Viavi Solutions Inc. (Nasdaq: VIAV), a director and Chairman of the Audit Committee of Isola Group, a director of UTAC (a private Singapore company) and a member of the Advisory Board for Conexant. Mr. Colvin holds a B.A. in economics and an M.B.A. from the University of Strathclyde in Scotland. Mr. Colvin’s qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and recent experience in the hospitality industry which the Company serves.

Jerry Jones	Age 61	Director since 2012

Chief Ethics and Legal Officer, Executive Vice-President of Acxiom Corporation, a marketing technology and services company, since 1999. His responsibilities include oversight of its legal, privacy and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a director of Entrust, Inc. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Legal Officer of a technology company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 45	Director since 2014

Mr. Kaufman is the President of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. Mr. Kaufman holds a B.A. degree in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. As President of MAK Capital, the Company’s largest shareholder, Mr. Kaufman is uniquely qualified to represent the interests of the Company’s shareholders as a director and chairman of the board. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy and financial management.

Melvin Keating	Age 70	Director since 2015

Director of MagnaChip Semiconductor Corp (NYSE: MX) since August 2016. Mr. Keating was a Director of Red Lion Hotels Corporation (NYSE: RLH) from July 2010 until June 2017 and Chairman of the Board from May 2013 to 2015. Since November 2008, Mr. Keating has been a consultant to several private equity firms and public companies, representing industries where he previously worked. Prior to that, he was President and CEO of Alliance Semiconductor from 2005 to 2008. Mr. Keating holds a B.A. from Rutgers University as well as both an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy and capital markets.

Keith M. Kolerus	Age 71	Director since 1998

Chairman of the Board of Directors of the Company from 2008 to 2015. Mr. Kolerus also served as Chairman of the Board of Directors of Minco Technology Labs, a manufacturer of high reliability semiconductors, from 2010 to 2015, ACI Electronics, LLC, from 2004 to 2008, and National Semiconductor Japan Ltd., from 1995 to 1998. He holds a bachelor of engineering degree from Vanderbilt University and an M.B.A. from Loyola University, Chicago. Mr. Kolerus has extensive experience in engineering, global operations, private and public companies, software and hardware technology companies, government contracting, capital markets, financial management, and the technology industry. Mr. Kolerus’ prior extensive experience leading boards of directors also qualify him to serve on our board of directors.

John Mutch	Age 61	Director since 2009

Founder and managing partner of MV Advisors LLC. Mr. Mutch founded MV Advisors in January of 2006 as a strategic block investment firm which provides focused investment and operational guidance to both private and public companies. MV Advisors’ current portfolio includes companies in the technology, active lifestyle and sports segments valued in excess of $100M. Mr. Mutch’s career as an operating executive in the technology sector includes serving as Chairman and Chief Executive Officer of BeyondTrust software from 2008 to 2013, as a Director and Chief Executive Officer of Peregrine Systems (Nasdaq: PRGS) from 2003 to 2005, and as a Director and Chief Executive Officer on HNC Software (Nasdaq: HNCS) from 1999 to 2002. Previously he spent eight years in a variety of executive sales and marketing positions at Microsoft Corporation. Mr. Mutch current serves on the board of directors of Steel Excel Inc. (Nasdaq: SXCL). Mr. Mutch holds a B.S. In Economics from Cornell University and an M.B.A. from the University of Chicago. As a former chief executive officer of technology companies, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

Ramesh Srinivasan	Age 57	Director since 2017

President and Chief Executive Officer of the Company since January 3, 2017. He served as Chief Executive Officer of Ooyala, a Silicon Valley based provider of a suite of technology offerings in the online video space, from January 2016 to November 2016. From March 2015 to November 2015, he was President and Chief Executive Officer of Innotrac Corporation, an ecommerce fulfillment provider which merged with eBay Enterprise to form Radial Inc in 2015. Prior to that, he was President and Chief Executive Officer of Bally Technologies Inc. from December 2012 until May 2014, and from April 2011 until December 2014 he was President and Chief Operating Officer of Bally Technologies Inc., where he started as Executive Vice President of Bally Systems in March 2005. Mr. Srinivasan was with Manhattan Associates from 1998 to 2005 where his last position was Executive Vice-President of Warehouse Management Systems. Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA) from the Indian Institute of Management, Bangalore, India, and a degree in Engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India. Mr. Srinivasan has close to 3 decades of hands-on enterprise software development, execution and senior technology management leadership and strategy expertise and accomplishments, including experience and expertise in driving performance at high growth technology companies and helping them scale their business profitably.

Vote Required

If a quorum is present at the annual meeting, the nominees for election as directors will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Srinivasan, our President and Chief Executive Officer, and a director, is provided above.

Name	Age	Current Position	Previous Positions
Tony Pritchett	35	Vice President, Chief Financial Officer since June 2017.
Interim Vice President from November 2016 to June 2017. Senior Director of Operations from March 2015 to November 2016, Controller from August 2013 to March 2015, and Divisional Controller of the Retail Solutions Group from January 2012 to August 2013. Controller of Cypress Communications from October 2011.

Kyle C. Badger	49	Senior Vice President, General Counsel and Secretary since October 2011.	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 to October 2011.
Rehan Jaddi	45	Senior Vice President, Customer Support & Service Solutions, since December 2014.	Vice President of Product Engineering, from June 2012 to December 2014. Principal Group Program Manager at Microsoft from 2004 to 2012.
Chris Robertson	46	Corporate Controller and Treasurer, since June 2017.	Corporate Controller from February 2017 to June 2017. Managing Director at Grant Thornton LLP from 2010 to January 2017.
Larry Steinberg	49	Senior Vice President and Chief Technology Officer since June 2012.
Principal Development Manager, Microsoft Corporation from August 2009 to May 2012, and Principal Architect from June 2007 to July 2009; Founder and Chief Technology Officer of Engyro Corporation from March 1995 to May 2007.

Jimmie Walker	57	Senior Vice President, Global Revenue since January 2016.
Vice President, Sales and Marketing November 2014 to January 2016. Vice President of Sales, Codeforce 360 from May 2013 to October 2014. Business Development Principal, Edutainment Media from October 2005 to May 2013.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of July 7, 2017, by (i) each current director; (ii) our Named Executive Officers employed with the Company on July 7, 2017; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares.

Name	Common Shares	Shares Subject to Exercisable Options	Restricted Shares (1)	Total Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Donald Colvin	9,349	—	7,113	16,462	*
Jerry Jones	34,289	—	7,113	41,402	*
Michael A. Kaufman (3)	7,056,934	—	—	7,056,934	30.3
Keith M. Kolerus	147,566	—	—	147,566	*
Melvin Keating	13,193	—	7,113	20,306	*
John Mutch	18,583	—	7,113	7,113	*
Named Executive Officers
Kyle C. Badger	46,498	74,566	57,177	178,241	*
Tony Pritchett	8,141	6,328	28,701	43,170	*
Ramesh Srinivasan	60,000	—	91,463	151,463	*
Larry Steinberg	113,849	102,444	80,644	296,937	1.3
Jimmie Walker, Jr.	4,567	9,525	95,509	109,601	*
All directors and executive officers	7,542,340	215,473	432,061	8,175,648	34.7
Other Beneficial Owners
MAK Capital One, LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	7,056,934 (4)				30.3
RGM Capital, LLC 9010 Strada Stell Court, Suite 105 Naples, FL 34109	2,256,143 (5)				9.7
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas, 78746	1,853,517 (6)				8.0
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,850,929 (7)				7.9
Discovery Group I, LLC 300 South Wacker Drive, Suite 600 Chicago, Illinois 60606	1,581,797 (8)				6.8

(1)
Beneficial ownership of the shares comprises both sole voting and dispositive power, or voting and dispositive power that is shared with a spouse, except for restricted shares for which individual has sole voting power but no dispositive power until such shares vest.

(2)	* indicates beneficial ownership of less than 1% on July 7, 2017.

(3)
Comprised entirely of shares beneficially owned by MAK Capital One L.L.C. Mr. Kaufman is the managing member of MAK Capital One L.L.C. and shares voting and dispositive power with respect to all of the shares.

(4)
As reported on a Schedule 13D/A dated May 12, 2015. MAK Capital One LLC has shared voting and dispositive power with respect to all of the shares. MAK Capital One LLC serves as the investment manager of MAK Capital Fund LP (“MAK Fund”) and MAK-ro Capital Master Fund LP (“MAK-ro Fund”). MAK GP LLC is the general partner of MAK Fund and MAK-ro Fund. Michael A. Kaufman, managing member and controlling person of MAK GP LLC and MAK Capital One L.L.C., has shared voting and dispositive power with respect to all of the shares. MAK Fund has shared voting and dispositive power with respect to 3,424,973 shares. MAK-ro Fund has shared voting and dispositive power with respect to

1,859,675 shares. Paloma International L.P. (“Paloma”), through its subsidiary Sunrise Partners Limited Partnership, and S. Donald Sussman, controlling person of Paloma, have shared voting and dispositive power with respect to 1,772,286 shares. The principal business address of MAK Capital One LLC, MAK GP LLC and Mr. Kaufman is 590 Madison Avenue, 9th Floor, New York, New York 10022. The principal address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda. The principal business address of MAK-ro Fund is c/o Dundee Leeds Management Services Ltd., Waterfront Centre, 2nd Floor, 28 N. Church Street, P.O. Box 2506, Grand Cayman KY1-1104, Cayman Islands. The principal address of Paloma and Sunrise Partners Limited Partnership is Two America Lane, Greenwich, Connecticut 06836-2571. The principal business address for Mr. Sussman is 217 Commercial Street, Portland, Maine 04101.
On May 31, 2011, MAK Fund, Paloma and Computershare Trust Company, N.A. (the “Trustee”) entered into an Amended and Restated Voting Trust Agreement (the “Revised Voting Trust Agreement”) to clarify the effect on the voting trust created by the Voting Trust Agreement dated as of December 31, 2009, were the reporting persons (named above) to beneficially own one-third or more of the Company’s outstanding voting securities as a result of a decrease in the total number of voting securities outstanding.  In such event, regardless of the reporting persons’ economic interest in the Company, its voting power will be effectively limited to no more than 23% or 27% of the voting securities in the event of a shareholder vote on (i) a merger, consolidation, conversion, sale or disposition of stock or assets or other business combination which requires approval of two-thirds of the Company’s voting power (a “Strategic Transaction”) or (ii) a transaction other than a Strategic Transaction which requires approval of two-thirds of the Company’s voting power (an “Other Transaction”), respectively. In connection with a Strategic Transaction or Other Transaction, the reporting persons would continue to possess the total voting power only over a number of voting securities that would equal the total voting power it would possess were it to hold only one-third of the voting securities. The Revised Voting Trust Agreement will become effective if and when the number of shares owned by the reporting persons equals or exceeds one-third of the voting securities then outstanding as a result of a decrease in the total number of voting securities outstanding.  Until such time, the Voting Trust Agreement will remain in full force and effect.
The Voting Trust Agreement provides that, for transactions requiring at least two-thirds of the voting power to approve, Trustee will vote shares as follows: (i) for a Strategic Transaction, vote shares that exceed 20% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons’ shares that do not exceed the 20% threshold); and (ii) for Other Transactions, vote shares that exceed 25% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons’ shares that do not exceed the 25% threshold). The Voting Trust Agreement terminates (i) if the vote necessary to approve all forms of transactions is lowered to the affirmative vote of holders of shares entitling them to exercise at least a majority of the voting power on the proposal to approve such transactions (from two-thirds); (ii) if MAK Fund and Paloma are no longer members of a “group” for purposes of Section 13(d) of the Securities Exchange Act, then the Voting Trust Agreement terminates with respect to any of MAK Fund and Paloma that beneficially owns not more than 20% of the outstanding shares; (iii) on February 18, 2020, or February 18, 2025 if MAK Fund continues to hold 20% of the outstanding shares; or (v) if another person or entity holds greater than 20% of the outstanding shares that are not subject to a similar voting agreement.

(5)
As reported on a Schedule 13G/A dated February 13, 2017. RGM Capital, LLC has shared voting and dispositive power with respect to all of the shares. Robert G. Moses is the managing member of RGM Capital, LLC, and shares voting and dispositive power with respect to all of the shares.

(6)
As reported on a Schedule 13G/A dated February 9, 2017. Dimensional Fund Advisors LP has sole voting power with respect to 1,804,368 shares and sole dispositive power with respect to all of the shares.

(7)	As reported on a Schedule 13G/A dated January 18, 2017.

(8)
As reported on a Schedule 13D/A dated May 18, 2017. Discovery Group has shared voting and dispositive power with respect to all the shares with Discovery Equity Partners, L.P. Discovery Group is the investment manager of Discovery Equity Partners. The business address of Discovery Equity Partners is 300 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2017, except as follows: (i) Mr. Srinivasan filed a late Form 3 and Form 4 reporting his appointment as an executive officer and stock settlement appreciation rights granted to him in January 2017, (ii) Mr. Walker file a late Form 4 for shares purchased through our employee stock purchase program in fiscal year 2017, and (iii) Messrs. Badger, Pritchett, Steinberg and Walker filed late Forms 4 reporting tax withholding in March 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2017. Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2017 consisted of our Chief Executive Officer (“CEO”), our Interim Chief Financial Officer (“CFO”), our former CEO, our former CFO, and our three other most highly compensated officers during fiscal year 2017, as listed below:

•	Ramesh Srinivasan, President and CEO

•	James Dennedy, our former President and CEO

•	Tony Pritchett, Interim CFO and Treasurer

•	Janine Seebeck, our former Senior Vice President, CFO and Treasurer

•	Kyle Badger, Senior Vice President, General Counsel and Secretary

•	Larry Steinberg, Senior Vice President, Chief Technology Officer

•	Jimmie D. Walker, Jr., Senior Vice President, Global Revenue

Our executive compensation programs in fiscal year 2017 were of several distinct types due to (1) the Compensation Committee’s focus on compensation for the CEO and CFO at the beginning of the fiscal year, (2) the roles of the other individual Named Executive Officers, and (3) events that occurred during the fiscal year. Only three of our Named Executive Officers at the beginning of the fiscal year remained with us at the end of the fiscal year, one of which, as the head of our sales and marketing function, had a compensation plan that was significantly different from the other Named Executive Officers.

Former CEO and CFO. At the beginning of fiscal year 2017, our board of directors and Compensation Committee believed that the Company was not performing to its potential and that the total compensation of the Named Executive Officers was excessive compared to the performance of the Company. As a result, the Compensation Committee increased the emphasis placed on performance for our CEO and CFO by setting aggressive goals for their annual cash incentive and long-term incentive compensation based on a significant increase in the price of our common stock.

During the fiscal year, our board of directors determined that it would be in the best interests of our shareholders to replace the CEO to take advantage of the significant growth opportunities in front of us while further positioning the Company to achieve accelerated growth, and Mr. Srinivasan succeeded Mr. Dennedy as our President and CEO on January 3, 2017. In addition, Ms. Seebeck resigned as our CFO and was replaced by Mr. Pritchett on an interim basis from November 18, 2016, until the end of the fiscal year. He was subsequently appointed Vice President and CFO in June 2017.

Mr. Srinivasan. Mr. Srinivasan’s compensation during fiscal year 2017 was set in his Employment Agreement in connection with his hiring as CEO. Because he joined us toward the end of fiscal year 2017, his compensation for fiscal year 2017 included no incentives based on fiscal year 2017 performance.

Mr. Pritchett. Mr. Pritchett’s compensation during fiscal year 2017 was largely based on his service as Senior Director of Operations reporting to Ms. Seebeck prior to his appointment to Interim CFO, with only slight adjustments being made upon his appointment to Interim CFO, given the potential temporary nature of the interim role.

Messrs. Badger and Steinberg. Messrs. Badger and Steinberg were among the three Named Executive Officers at the beginning of the fiscal year to remain in their roles at the end of the fiscal year. Their compensation for fiscal year 2017 consisted of similar elements and adhered to the same philosophy and objectives.

Mr. Walker. Mr. Walker, the head of our sales and marketing function, also remained in his role for the entire fiscal year, but he had a compensation structure designed to incent profitable sales bookings growth, and in fiscal year 2017 it was therefore substantially different from that of the other Named Executive Officers.

Compensation Highlights

Former CEO and CFO Compensation Focus for Fiscal Year 2017. At the beginning of fiscal year 2017, our board of directors and Compensation Committee believed that the Company was not performing to its potential and that prior total compensation of the Named Executive Officers, and Mr. Dennedy and Ms. Seebeck, our former CEO and CFO respectively, in particular, was excessive compared to the performance of the Company. Accordingly, the Compensation Committee focused its attention for fiscal year 2017 executive compensation on revising the programs in place for the CEO and CFO.

The Compensation Committee determined that base salaries and target levels of annual cash incentive and long-term incentive for the CEO and CFO in fiscal year 2016 were adequate and appropriate for their roles, and no increase in base salary or target annual cash incentive or long-term incentive was approved for fiscal year 2017.

In fiscal year 2016, the CEO and CFO earned 138% of their target annual cash incentives for performance that the Committee believed was only modestly in excess of our plan. As a result, the Committee used its discretion to reduce the fiscal year 2016 annual cash incentive award to the CEO to 100% of target as explained in last year’s CD&A. For fiscal year 2017, the Committee desired to establish performance goals for the annual cash incentives of the CEO and CFO that were more directly related to increases in shareholder value and to reward more substantial improvement than prior compensation plans.

The Compensation Committee set the fiscal year 2017 performance goals for annual cash incentives for the CEO and CFO based on the achievement of a stock price target by March 31, 2017. The stock price performance goal would have been achieved if at any time during fiscal year 2017 the closing stock price of our common stock on NASDAQ was greater than or equal to $14.00 per share for a period of at least thirty consecutive days. Achievement of the stock price performance goal would have earned each of the CEO and CFO a cash payment at the annual cash incentive target level, and no additional or incremental payment could have been earned for achievement of any higher or lower stock price. If the stock price performance goal was not achieved by April 1, 2017, then no annual incentive payment would have been earned. The CEO and CFO’s ability to earn the annual cash incentive ceased when their employment with us ended during the fiscal year. In any event, the stock price performance goal was not achieved by the end of the fiscal year.

Similarly, the Compensation Committee awarded long-term incentives to each of the CEO and CFO for fiscal year 2017 consisting of shares of restricted common stock which would vest based on the achievement of a stock price performance goal by March 31, 2018. The stock price performance goal would have been achieved if at any time during our 2017 and 2018 fiscal years, the closing stock price of our common stock on NASDAQ was greater than or equal to $17.00 per share for a period of at least thirty consecutive days. If the stock price performance goal was not achieved by April 1, 2018, then no performance shares would have been earned. The award provided that the restricted shares would be forfeit by the CEO and CFO if their employment with the Company terminated for any reason prior to achievement of the stock price performance goals, and accordingly, all shares were for forfeit by the CEO and CFO during the fiscal year when their employment with the Company terminated.

On January 7, 2017, the Company and Mr. Dennedy agreed on the terms of a separation agreement in lieu of the terms provided in Mr. Dennedy’s employment agreement with the Company. In exchange for waiving the severance payments to which he is entitled under his employment agreement, Mr. Dennedy received a cash payment of $823,571. He did not receive any accelerated vesting of outstanding equity awards.

Ms. Seebeck voluntarily terminated her employment with us on November 18, 2016, and did not receive any severance payment or accelerated vesting of outstanding equity awards.

New CEO Compensation. In connection with Mr. Srinivasan’s appointment as CEO, our board of directors approved, and the Company entered into, an employment agreement with him on December 6, 2016. In accordance with his employment agreement, Mr. Srinivasan’s base salary is $600,000 per year, subject to annual review and adjustment by the Compensation Committee. The board of directors believed this base salary was the amount necessary to obtain a CEO with the talent and skills to take advantage of the significant growth opportunities in front of us while further positioning the Company to achieve accelerated growth.

Pursuant to his employment agreement, Mr. Srinivasan was not eligible to earn annual incentives for performance in fiscal year 2017. On January 3, 2017, his first date of employment with us, Mr. Srinivasan received a grant of 630,000 stock settled appreciation rights (SSARs) at an exercise price equal to $10.80 the closing price of our common stock on January 3, 2017. One third of the SSAR grant vests on January 3, 2018, and the remainder vests in pro rata monthly portions thereafter over the next two years, provided that Mr. Srinivasan remains employed by us on each vesting date.

In addition, pursuant to his employment agreement, Mr. Srinivasan is entitled to receive the Company’s current customary employee benefits and up to $20,000 in relocation benefits.

Interim CFO Compensation. Prior to his appointment as Interim CFO and Treasurer, Mr. Pritchett served as our Senior Director of Operations, a non-executive officer position, which position he held at the beginning of fiscal year 2017. His compensation for this position was not determined or reviewed by the Compensation Committee. Upon his appointment to Interim CFO during the fiscal year, the Compensation Committee approved an increase in his base salary to $200,000 from $167,000, for so long as he served as Interim CFO. Mr. Pritchett had an annual cash incentive target of $33,000 prior to his appointment, which he retained, and the Committee approved an additional $10,000 target annual cash incentive based on his service as Interim CFO. Mr. Pritchett received no additional long-term equity incentives in connection with his appointment as Interim CFO.

Mr. Pritchett earned $13,000 of his $33,000 annual bonus opportunity related to performance during fiscal year 2017 prior to his appointment as Interim CFO. The Compensation Committee awarded him 100% of his $10,000 bonus related to service as Interim CFO, which the Committee deemed to have been successful, as evidence by his being appointed Vice President and CFO in June 2017.

Compensation Focus for Fiscal Year 2017. The compensation arrangements with our other Named Executive Officers for fiscal year 2017 were similar to their compensation arrangements in fiscal year 2016 and recent prior years. After considering the results of our recent votes on Named Executive Officer compensation, which confirmed the Company’s general philosophy and objectives relative to our executive compensation program, the Compensation Committee continued to link executive pay to performance and maintained base salaries and annual incentive opportunities for the Named Executive Officers at the same level as fiscal year 2016, while focusing annual incentives on improvements over fiscal year 2016 results. The Compensation Committee also reduced the total value of long-term incentives for the other Named Executive Officers because these Named Executive Officers had received significant equity grants in recent years, and the reduced annual long-term incentive remained sufficient to create continued alignment with the interests of shareholders.

Performance Linked Compensation. Our Compensation Committee set fiscal year 2017 compensation, including financial targets for performance-based compensation, for our Named Executive Officers to continue to emphasize pay for performance by setting annual cash incentives goals based on improvements over fiscal year 2016 results.

Annual cash incentive goals for Messrs. Badger, Steinberg and Walker included Company financial metrics – revenue, software as a service (SaaS) bookings, cash balance, and adjusted EBITDA – and individual performance goals. In fiscal year 2016, annual cash incentive goals for all the Named Executive Officers were based solely on the Company’s achievement of revenue and adjusted EBITDA targets. For fiscal year 2017, the Compensation Committee desired to include additional financial targets to align with the Company’s strategy of increasing SaaS revenue and preserving cash through better management of expenses, as well as continuing to pursue growth in revenue and adjusted EBITDA. In addition, the Committee added individual performance goals for the Named Executive Officers to reward specific behaviors aligned with the Company’s strategy.

The targeted compensation of Messrs. Badger, Steinberg and Walker was between 50% and 59% performance-based, tied directly to annual goals or long-term equity awards, the value of which is tied directly to an increase in share price.

Our operating results for fiscal year 2017 underperformed our plan. As a result, Messrs. Badger, Steinberg and Walker earned between 32% and 74% of their target annual incentives related to fiscal year 2017.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value.

Compensation Philosophy and Objectives. For fiscal year 2017, our Compensation Committee’s pay philosophy was to place more emphasis on performance-based compensation, tied directly to annual goals or long-term equity awards, to link compensation to our business strategy, and to reduce total compensation. The Compensation Committee’s objective was to establish an overall compensation package to:

•	Reward the achievement of business objectives approved by our board of directors;

•	Tie a significant portion of compensation to the long-term performance of our common shares;

•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and

•	Attract, retain, and motivate executives who can significantly contribute to our success.

Compensation Structure. Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to peer pay levels, competitive assessments, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. New salaries generally are based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide cash variable pay for achievement of the Company’s financial, strategic, and operational goals and individual goals, with target incentives set as a percentage of salary, designed to reward achievement of goals with an annual cash payment. Variations in target incentive amounts among Named Executive Officers are determined by our Compensation Committee and based on market data, length of time in current role or similar role at another company, and recommendations from our CEO, other than for himself. At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named Executive Officer and adjusts the annual incentive payment otherwise earned if the aggregate compensation is deemed excessive in the discretion of the Compensation Committee.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target incentives are set as a percentage of salary. Variations in awards among Named Executive Officers are determined by our Compensation Committee after a review of various factors, including recommendations based on market data, individual ability to influence results, length of time in current role or similar role at another company, and recommendations from our CEO, other than for himself.

Compensation Key Considerations

Annual Goal Setting. Annual goals for our Named Executive Officers are tied to our financial, strategic, and operational goals and include business specific financial targets relating to our goals. For fiscal year 2017, the Compensation Committee linked the annual incentive goals of Messrs. Badger, Steinberg and Walker to the same financial goals for revenue, SaaS Bookings, cash and adjusted EBITDA, plus individual performance objectives. Mr. Pritchett’s annual incentives, although not set by the Compensation Committee, including the same financial goals. At fiscal year-end, the Compensation Committee evaluated the performance of each Named Executive Officer, considered recommendations from our CEO and determined an appropriate award based on established goals.

Variable Pay at Risk. Our compensation philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised between 50% and 59% of target annual compensation for Messrs. Badger, Steinberg and Walker. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. Thus, significant emphasis is placed on long-term shareholder value creation, thereby we believe minimizing excessive risk taking by our executives.

Competitive Market Assessments. The Compensation Committee did not engage a compensation consultant and did not rely on any market assessment of compensation in setting compensation for fiscal year 2017.

Tally Sheets. Our Compensation Committee analyzed tally sheets at the beginning and end of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets included a three-year look-back of total compensation, including annual cash compensation, long-term incentive awards granted and earned, and benefits and perquisites. Tally sheets also included a cumulative inventory of equity grants by fiscal year, including the value of outstanding equity at the Company’s current stock price and the value received for prior vesting and exercises of equity. The tally sheets brought together, in one place, all elements of Named Executive Officers’ actual compensation and information about wealth accumulation so that our Compensation Committee could analyze the individual elements, the mix of compensation and the aggregate total amount of annual and accumulated compensation. Tally sheets were also used by the Compensation Committee to evaluate internal pay equity among the Named Executive Officers and to determine the impact of employment termination or change of control events. In support of the philosophy of rewarding performance, tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2017 was consistent with expectations and with the established compensation philosophy and pay mix guidelines driven by that philosophy.

Fiscal Year 2017 Compensation

Base Salary. For fiscal year 2017, salary comprised between 40% and 50% of total target compensation for Messrs. Badger, Steinberg and Walker. Base salaries did not change from fiscal year 2016 to 2017 for any of the Named Executive Officers because the Compensation Committee believed the base salaries set in fiscal year 2016 to be still aligned with the Committee’s philosophy and goals.

Annual Incentives. For fiscal year 2017, annual goals were set at the beginning of the fiscal year. The discussion below provides details regarding fiscal year 2017 annual incentive performance metrics, levels, and payouts for the Named Executive Officers.

Annual Incentive Levels. Fiscal year 2017 target annual incentives were set as a percentage of salary. Target annual incentives for fiscal year 2017 were set at 50% of salary for Mr. Badger, 60% of salary for Mr. Steinberg and 122% of salary for Mr. Walker, substantially the same as the prior fiscal years. Annual incentives comprised approximately 25% of total target compensation for each of Messrs. Badger and Steinberg and 50% for Mr. Walker. As head of our global sales and marketing function, annual incentives tied to bookings and other sales goals comprise a more substantial portion of his compensation than for the other Named Executive Officers.

Performance Metrics for Badger and Steinberg. For fiscal year 2017, 65% of the total target annual incentive for each of Messrs. Badger and Steinberg was based on financial performance metrics. Financial performance metrics consisted of targets for revenue, SaaS bookings, cash balance and adjusted EBITDA. Their total annual incentive was weighted 25% on achievement of the revenue target, 20% on the achievement of the SaaS bookings target, 10% on achievement of the cash balance target and 10% on achievement of the adjusted EBITDA target.

The Compensation Committee set revenue and adjusted EBITDA financial performance metrics for fiscal year 2017 to require meaningful improvements over fiscal year 2016 results. The target level for revenue was set at a $14.2 million, or 12%, improvement over fiscal 2016 results; and the target level for adjusted EBITDA was set at a $6.1 million, or 242%, improvement over fiscal 2016 results. In addition, the Compensation Committee set target levels for SaaS bookings at $45,000 and target levels for fiscal year end cash balance at $56.6 million. These targets reflected the amount that the Compensation Committee believed could be reasonably achieved given the Company’s operating plan and the costs associated with the Company’s on-going investment in its next generation products and the Company’s strategy of increasing revenue from its subscription services products.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to (i) legal settlements, (ii) restructuring, severance, and other charges, (iii) asset write- offs and other fair value adjustments, (iv) share-based compensation, and (v) other non-operating (income) expense. The Company believes adjusted EBITDA is a profitability measure and a key driver of value, focusing on sales, product mix, margins, and expense management. Adjusted EBITDA was selected as an annual goal component given the desire to balance sales and margins, as both are manageable by our Named Executive Officers.

Performance percentages for payouts (with proportionate payouts between the target and maximum achievement levels) were based on varying levels of achievement of fiscal year 2017 results, as described below. No payment was earned at less than target performance, and payouts were capped at 120% of target incentives.

Component	Weighting (%)	Target		Maximum
		Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)
Revenue	25	$134.6M	100	$14M	120
Adjusted EBITDA	20	$10.4M	100	$11.5M	120
SaaS Bookings	10	$0.045M	100	$0.060M	120
Cash Balance	10	$56.6M	100	$60.6M	120

The Compensation Committee believed that the plan involved performance that was difficult at the 100% target level, given continuing transformation of the business and competition and pricing pressure in the market, and significantly difficult at the maximum level, requiring meaningful improvement over fiscal year 2016 results for revenue and adjusted EBITDA, in each case relative to future expectations at the time the levels were set.

Additional detail about target and maximum incentives are disclosed in the Grants of Plan-Based Awards for
Fiscal Year 2017 table.

Performance Metrics for Walker. Mr. Walker’s fiscal year 2017 annual incentives consisted of commissions earned for achieving gross margin quotas for bookings (i.e., dollar value of gross margin for sales booked), for which his target incentive was $200,750. Our CEO set the target bookings levels at those he believed necessary for the Company to successfully execute the operating plan. There was no floor or ceiling on the amount that Mr. Walker could earn with respect to these performance metrics.

MBOs. In addition to objective financial performance metrics, management by objective goals (“MBOs”) comprised 35% of the annual incentive of Messrs. Badger and Steinberg and 27% for Mr. Walker. MBOs represent individual performance-based goals, with both quantitative and qualitative measures, relative to individual responsibilities and emphasize the importance of specific tasks and company-wide initiatives. The Compensation Committee believed that MBOs were appropriate for executives whose impact on shareholder value was less direct than the CEO and CFO. The Compensation Committee had discretion in deciding whether each MBO was achieved and in determining the level of achievement, and thus payout, for the MBO components. Achievement of MBOs results in a payout up to 100% for maximum achievement, and Named Executive Officers are eligible for proportionate payouts up to the maximum achievement levels. Consistent with the other elements of compensation, MBOs were established at the beginning of year when the outcome for the fiscal year was substantially uncertain. Fiscal year 2017 MBO goals and payout allocations for the Name Executive Officers were as follows:

Executive	MBO	% of Annual Incentives
Kyle Badger	Bookings with 3 strategic accounts	35
Larry Steinberg	Bookings with 3 strategic accounts	11.7
	Achieve engineering delivery schedule and product launch revenue	11.7
	Achieve rGuest Stay bookings greater than $2.5m	11.7
Jimmie Walker	Bookings with 3 strategic accounts	13.5
	Achieve rGuest Stay bookings greater than $2.5m	3.6
	Achieve Sales & Marketing operating expense target	9.9

Fiscal Year 2017 Payouts. Our operating results for fiscal year 2017 underperformed our plan. As a result, our Messrs. Badger and Steinberg earned only 33% of their target annual incentives related to financial targets for fiscal year 2017, and Mr. Walker earned 76% of his target annual incentives related to achieving gross margin quotas for bookings.

The chart below sets forth the fiscal year 2017 annual incentive opportunity for each of Messrs. Badger, Steinberg and Walker and the actual annual incentive awards earned and paid based on the Compensation Committee’s review of the achievement of the performance measures.

Officer	Total Annual Incentive	Component	Weight	Incentive Payment at Target	% Achieved	Payment
Kyle C. Badger	$130,000	Revenue	25%	$32,500	0%	-
		SaaS Bookings	20%	$26,000	106%	$27,560
		Cash	10%	$13,000	0%	-
		Adjusted EBITDA	10%	$13,000	0%	-
		MBO – Bookings with 3 strategic accounts	35%	$45,500	67%	$30,333
				$130,000	45%	$57,893

Larry Steinberg	$157,500	Revenue	25%	$39,375	0%	-
		SaaS Bookings	20%	$31,500	106%	$33,390
		Cash	10%	$15,750	0%	-
		Adjusted EBITDA	10%	$15,750	0%	-
		MBO – Bookings with 3 strategic accounts	11.7%	$18,375	67%	$12,243
		MBO - Delivery schedule and launch revenue	11.7%	$18,375	25%	$4,591
		MBO - rGuest Stay bookings greater than $2.5m	11.7%	$18,375	0%	-
				$157,500	32%	$50,224

Jim Walker	$275,000	Bookings Quota	73%	$200,750	76%	$152,327
		MBO – Bookings with 3 strategic accounts	13.5%	$37,125	67%	$24,750
		MBO - rGuest Stay bookings greater than $2.5m	3.6%	$10,000	0%	-
		MBO – Sales & Marketing opex target	9.9%	$27,125	100%	$27,125
				$275,000	74%	$204,202

Long-Term Incentives. As with the annual incentives, the Compensation Committee approved fiscal year 2017 long-term incentive (“LTI”) awards at the beginning of year when the outcome for the fiscal year was substantially uncertain. LTI awards to Named Executive Officers consisted of stock-settled appreciation rights (“SSARs”) and restricted shares, both with three-year vesting schedules, pursuant to the Company’s shareholder-approved 2011 and 2016 Stock Incentive Plans. The Compensation Committee considered various LTI award alternatives. While annual incentives targeted specific performance goals, the focus on LTI awards was to link compensation directly to shareholder gains. SSARs provided the direct link between compensation and shareholder gains in a less dilutive manner than with stock options, and the three-year vesting schedule also enhances retention. In addition, restricted shares tie compensation to shareholder gains and highly bolster retention over the vesting period. As in prior years, LTI awards were granted 50% as restricted stock and 50% as SSARs for each Named Executive Officer.

LTI awards comprised between 10% and 35% of total target compensation for Messrs. Badger, Steinberg and Walker. In setting LTI awards for the Named Executive Officers other than the CEO, the Compensation Committee received input and recommendations from our CEO regarding each Named Executive Officer’s relative ability to influence results.

The Compensation Committee set the annual 2017 LTI awards for each Named Executive Officer as follows:

Name	Percent of Salary (%)	Total LTI Value ($)	SSARs Granted (#)	Restricted Shares Granted (#)
Kyle Badger	52	133,999	17,598	6,399
Larry Steinberg	86	225,782	29,652	10,782
Jimmie Walker	25	55,257	7,257	2,638

All SSARs and restricted shares vest in one-third increments on March 31, 2017, 2018 and 2019. The SSARs were granted at an exercise price of $10.47 (the closing price of the common shares on the grant date), have a seven-year term, and are settled in common shares upon exercise.

Retention Grants – In connection with the CEO succession during the fiscal year, the Compensation Committee awarded retention grants to key employees of the Company, including Messrs. Badger, Steinberg and Walker. The Committee believed such grants were necessary to retain these executives through the CEO succession.

The retention grants consisted of cash and equity awards as follows:

Name	Cash Retention Award	Restricted Shares Retention Award
Kyle Badger	—	20,000 shares
Larry Steinberg	$350,000	35,000 shares
Jimmie Walker	—	70,000 shares

The cash award and half of the restricted stock awards to Messrs. Badger and Walker will vest 100% on October 25, 2017, if the grantee remains employed by us on that date, or 100% if the Company terminates the grantee’s employment without cause. In the event of a change of control of the Company, the cash award and half of the restricted stock awards to Messrs. Badger and Walker will vest but will be subject to an additional one-year holding period. In accordance with our standard vesting terms for equity grants, the cash award and half of the restricted stock awards to Messrs. Badger and Walker will be forfeited in the event of voluntary termination of employment by the grantee, death or disability of the grantee, or termination for cause by the Company.

The restricted stock award to Mr. Steinberg and the other half of the restricted stock awards to Messrs. Badger and Walker will vest 100% on November 15, 2018, if the grantee remains employed by us on that date. In the event of a change of control of the Company prior to November 15, 2017, these shares will be forfeited; if a change of control occurs after November 15, 2017, these shares will vest but will be subject to an additional one-year holding period. In accordance with our standard vesting terms for equity grants, these shares will be forfeited in the event of voluntary termination of employment by the grantee, death or disability of the grantee, or termination with or without cause by the Company.

Additional Compensation – Executive Benefits. We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. From time to time, Named Executive Officers also may participate in supplier sponsored events. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements. In fiscal year 2015, Messrs. Badger, Pritchett and Steinberg entered into employment agreements with the Company with substantially the same terms. Mr. Walker entered into a substantially similar employment agreement in connection with his promotion to Senior Vice President in January 2016. All of the employment agreements, except Mr. Pritchett’s, have terms expiring August 1, 2017. Mr. Pritchett’s agreement expires October 31, 2017. Under the employment agreements of Messrs. Badger, Steinberg and Walker, upon termination without cause, we must pay severance equal to one year’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit plans. Under Mr. Pritchett’s employment agreement, upon termination without cause, we must pay severance equal to six month’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s position is changed such that his or her responsibilities are substantially lessened (a “change in position”), the executive may terminate his or her employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. None of the Named Executive Officers with employment agreements is entitled to excise tax gross-up payments. In consideration of the severance benefits, each employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12- month post-termination non-compete provision. In the event that any of these Named Executive Officers are terminated without cause or for a change of position in the 24 months following a change of control of the Company, Messrs. Badger, Steinberg and Walker are entitled to severance pay equal to two year’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit, and Mr. Pritchett is entitled to severance pay equal to one year’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting. None of the employment agreements discussed above provide for accelerated vesting of equity. Under our 2011 and 2016 Stock Incentive Plans, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The long-term incentive awards granted for fiscal year 2017 are subject to a holding period of one year following a change of control. Under this provision, all SSARs and restricted shares granted for fiscal year 2017 accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive’s termination of employment without cause. The Compensation Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the shareholders’ best interests.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains. Under the Company’s “clawback” policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines. To underscore the importance of strong alignment between the interests of management and shareholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO having the highest ownership requirement. Director and executive compensation is designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each director and executive officer is expected to maintain minimum share ownership of either: (i) the number of shares with a value based on a multiple of base salary or director annual retainer listed below, or (ii) the number of shares listed below:

Title	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
	2 Years	4 Years	2 Years	4 Years
Director	3x	6x	15,000	45,000
CEO	2.5x	5x	125,000	250,000
Senior Vice President	0.5x	2x	15,000	75,000
LTIP Participants	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) shares held of record or beneficially owned, either directly or indirectly; (ii) shares acquired upon exercise of stock options or SSARs;
(iii) vested restricted or deferred shares; (iv) phantom or deferred share units held in a deferred compensation plan; and (v) shares or deferred shares acquired by dividend reinvestment. Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive, and remain at or above that level until retirement. Annually, the board of directors reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to pay an executive’s annual incentives in shares until ownership guidelines are achieved.

Stock Retention Policy. Under the Company’s stock retention policy, directors and executive officers are required to hold shares of Company stock for at least one year after such shares vest in the case of performance or restricted shares, or one year after exercise in the case of stock options or SSARs, or until the earlier date of their termination of service as a director or executive officer. The holding period policy does not apply in instances of a “change in control,” as defined in the 2016 Stock Incentive Plan.

Impact of Tax and Accounting Considerations. In general, the Compensation Committee considers the various tax and accounting implications of the pay mechanisms used to provide pay to our Named Executive Officers, including the accounting cost associated with long-term incentive grants, when determining compensation. Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for pay to the chief executive officer and the three other highest compensated executive officers (other than the chief financial officer) in excess of $1 million in any taxable year. Exceptions are made for certain qualified performance-based pay. It is the Compensation Committee’s objective to maximize the effectiveness of our executive pay plans in this regard. The pay instruments used, including salaries, annual incentives, and equity, are tax deductible to the extent that they are performance-based or less than $1 million for such Named Executive Officer in a given year. However, the Compensation Committee retains discretion to pay compensation that is not tax deductible in situations where it believes such compensation is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and the Proxy Statement for its 2017 Annual Meeting of Shareholders.

The Compensation Committee of the Board of Directors
Melvin Keating, Chairman
Michael A. Kaufman Keith M. Kolerus John Mutch

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related notes provide information regarding fiscal year 2017 compensation for our Named Executive Officers, including our CEO and CFO, former CEO and CFO, and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2017.

Summary Compensation Table for Fiscal Year 2017

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Ramesh Srinivasan President and Chief Executive Officer	FY17	147,692	—	—	2,317,807	—	—	1,615	2,467,114

James H. Dennedy President and Chief Executive Officer	FY17	336,598	—	—	—	—	—	835,901	1,172,499
	FY16	412,000	—	411,996	411,999	360,500	—	30,071	1,626,566
	FY15	410,154	—	1,087,491	411,995	—	—	33,919	1,943,559

Tony Pritchett Interim Chief Financial Officer and Treasurer	FY17	186,152	—	113,517	—	22,922	—	8,139	330,730

Janine K. Seebeck Senior Vice President, Chief Financial Officer and Treasurer	FY17	171,635	—	—	—	—	—	9,708	181,343
	FY16	255,000	—	118,569	118,574	176,053	—	10,074	678,270
	FY15	252,692	—	507,291	101,997	—	—	11,533	873,513

Kyle C. Badger Senior Vice President, General Counsel and Secretary	FY17	260,000	—	267,557	66,998	57,893	—	14,156	666,604
	FY16	260,000	—	110,498	110,497	179,505	—	11,425	671,925
	FY15	260,000	—	441,747	103,997	—	—	12,497	818,241

Larry Steinberg Senior Vice President, Chief Technology Officer	FY17	262,500	—	457,050	112,889	50,224	—	14,209	896,872
	FY16	262,500	—	190,307	190,309	217,477	—	10,686	871,279
	FY15	260,577	—	643,470	170,623	—	—	14,250	1,088,920

Jimmie Walker, Jr. Senior Vice President, Global Revenue	FY17	225,000	—	721,675	27,628	204,222	—	8,624	1,187,149
	FY16	205,577	—	268,746	42,860	380,787	—	9,994	907,964

(1)Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. The values for SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company’s 2017 Annual Report. For Stock Awards, the amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive's annual long-term equity grant, and for 2015 and 2017 includes grants of restricted shares to improve retention of key management, including the Named Executive Officers.
(2)Amounts represent annual incentive payments received for 2017, 2016 and 2015 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals.
(3)All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2017

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Executive Long Term Disability ($)	Severance ($)(a)	All Other ($)(b)	Total ($)
R. Srinivasan	1,615	—	—	—	—	1,615
J. Dennedy	9,071	1,648	1,611	823,571	—	835,901
T. Pritchett	6,308	268	363	—	1,200	8,139
J. Seebeck	8,455	243	1,009	—	—	9,707
K. Badger	10,902	1,311	1,943	—	—	14,156
L. Steinberg	9,630	1,400	1,979	—	1,200	14,209
J. Walker	7,424	—	—	—	1,200	8,624

(a)
On January 7, 2017, the Company and Mr. Dennedy agreed on the terms of a separation agreement in lieu of the terms provided in Mr. Dennedy’s employment agreement with the Company. In exchange for waiving the severance payments to which he is entitled under his employment agreement, Mr. Dennedy received a cash payment of $823,571.

(b)	Consists of matching funds for health savings accounts.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2017. Awards of stock options prior to September 15, 2016, were made under the Company’s 2011 Stock Incentive Plan. All other equity awards were made under the Company’s 2016 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ramesh Srinivasan	1/3/2017								630,000	10.80	3.68

James H. Dennedy	9/15/2016				45,751	45,751	45,751
	6/30/2016	360,500	360,500	360,500

Tony Pritchett	10/25/2016							9,000			90,810
	9/15/2016							2,089			22,707

Janine K. Seebeck	9/15/2016				13,166	13,166	13,166
	6/30/2016	127,400	127,400	127,400

Kyle C. Badger	10/26/2016							10,000			100,900
	10/25/2016							10,000			100,900
	9/15/2016							6,399			69,557
	6/30/2016		130,000	146,900
	6/30/2016								17,598	10.47	3.81

Larry Steinberg	10/26/2016							35,000			353,150
	9/15/2016							10,782			117,200
	6/30/2016		157,500	177,943
	6/30/2016								29,652	10.47	3.81

Jimmie Walker, Jr.	10/26/2016							35,000			353,150
	10/25/2016							35,000			353,150
	9/15/2016							2,638			28,675
	6/30/2016		74,250	74,250
	6/30/2016								7,257	10.47	3.81

(1)Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2017 annual threshold, target, and maximum cash-based annual incentives granted under the annual incentive plan. Total threshold, target, and maximum payouts were conditioned on achievement of weighted goals based on revenue and adjusted operating income for each Named Executive Officer. As discussed in the Compensation Discussion and Analysis above, for Messrs. Pritchett, Badger, Steinberg and Walker, the portion of cash-based annual incentives based on financial metrics could not be earned for less than target performance, but the portion based on MBOs had no threshold. The cash-based annual incentives for Mr. Dennedy and Ms. Seebeck were based on achievement of a stock price performance goal. Achievement of the stock price performance goal would have earned each of them a cash payment at the target level, and no additional or incremental payment could have been earned for achievement of any higher or lower stock price. Fiscal year 2017 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Further explanation of potential and actual payouts by component is set forth in the Compensation Discussion and Analysis – Annual Incentives and – Compensation Highlights, Former CEO and CFO Compensation Focus for Fiscal Year 2017.
(2)Long-term equity incentives for each of Mr. Dennedy and Ms. Seebeck consisted of shares of restricted common stock which would vest based on the achievement of a stock price performance goal by March 31, 2018. Achievement of the stock price performance goal would have earned each of them the target level of shares, and no additional or incremental shares could have been earned for achievement of any higher or lower stock price. Further explanation of potential and actual payouts is set forth in the Compensation Discussion and Analysis –Compensation Highlights, Former CEO and CFO Compensation Focus for Fiscal Year 2017.
(3)The share amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive's annual long-term equity grant.
(4)The share amounts represent SSARs granted at the fair market value of the shares on the grant date as fiscal year 2017 long-term incentive awards. The SSARs are exercisable in thirds beginning on March 31, 2017. All SSARs have a seven-year term, except Mr. Srinivasan’s which have a 4.5-year term.
(5)The dollar amount shown for each equity grant represents the grant date fair value of the SSARs and restricted shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the exercise of a SSAR or vesting of restricted shares will depend upon the market price of the shares on the date the SSAR is exercised or restricted shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable (1)
Ramesh Srinivasan	1/3/2017		630,000(a)	10.80	7/3/2021

Tony Pritchett	12/30/2011	3,500		7.95	12/30/2018
	6/12/2012	3,500		7.46	6/12/2019
	8/11/2015	3,994	1,998 (b)	9.60	8/11/2022
	9/15/2016					1,393 (b)	13,164
	10/25/2016					9,000 (b)	85,050

Kyle C. Badger	10/31/2011	11,194		8.49	10/31/2018
	6/12/2012	12,886		7.46	6/12/2019
	6/4/2013	11,292		12.38	6/4/2020
	6/3/2014	14,404		14.43	6/3/2021
	7/18/2014					22,500 (c)	212,625
	6/2/2015	18,892	9,446 (c)	9.12	6/2/2022	4,039 (c)	38,169
	6/30/2016	5,866	11,732 (c)	10.47	6/30/2023
	9/15/2016					4,266 (c)	40,334
	10/25/2016					10,000 (c)	94,500
	10/26/2016					10,000 (c)	94,500

Larry Steinberg	5/9/2012	17,513		8.64	5/9/2019
	6/4/2013	18,821		12.38	6/4/2020
	6/3/2014	23,632		14.43	6/3/2021
	7/18/2014					31,500 (d)	297,675
	6/2/2015	32,594	16,297 (d)	9.12	6/2/2022	6,956 (d)	65,734
	6/30/2016	9,884	19,768 (d)	10.47	6/30/2023
	9/15/2016					7,188 (d)	67,927
	10/26/2016					35,000 (d)	330,750

Jimmie Walker, Jr.	8/11/2015	7,106	3,554 (e)	9.60	8/11/2022
	1/5/2016					23,750 (e)	224,438
	6/30/2016	2,419	4,838 (e)	10.47	6/30/2023
	9/15/2016					1,759 (e)	16,623
	10/25/2016					35,000 (e)	330,750
	10/26/2016					35,000 (e)	330,750

(1)As of March 31, 2017, the vesting schedule for the time-vested SSARs was as follows:
(a)210,000 on January 3, 2018. The remaining 420,000 SSARs vest monthly in equal increments from February 1, 2018 through January 1, 2020.
(b)1,998 on March 31, 2018
(c)15,312 on March 31, 2018 and 5,866 on March 31, 2019
(d)26,181 on March 31, 2018 and 9,884 on March 31, 2019
(e)5,973 on March 31, 2018 and 2,419 on March 31, 2019
(2)As of March 31 2017, the vesting schedule for the time-vested stock awards was as follows:
(b)9,000 on October 25, 2017, 696 on March 31, 2018; and 697 on March 31, 2019
(c)22,500 on July 31, 2017; 10,000 on October 25, 2017; 6,172 on March 31, 2018; 10,000 on November 18, 2018; and 2,133 on March 31, 2019
(d)31,500 on July 31, 2017; 10,550 on March 31, 2018; 35,000 on November 18, 2018; and 3,594 on March 31, 2019

(e)35,000 on October 25, 2017; 1,250 on January 5, 2018, 879 on March 31, 2018; 35,000 on November 18, 2018; 22,500 on January 5, 2019; and 880 on March 31, 2019
(3)Calculated based on the closing price of the shares on March 31, 2017, of $9.45 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers while they were serving as Named Executive Officers during fiscal year 2017.

Option Exercises and Stock Vested for Fiscal Year 2017

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ramesh Srinivasan	—	—	—	—
James H. Dennedy	—	—	2,500	28,550
Tony Pritchett	—	—	1,389	13,126
Janine K. Seebeck	—	—	1,500	17,130
Kyle C. Badger	—	—	9,825	95,309
Larry Steinberg	—	—	16,242	156,934
Jimmie Walker, Jr.	—	—	3,914	38,462

(1)The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2017, the last business day of fiscal year 2017.

Employment Agreements. The Named Executive Officers are each a party to an employment agreement with the Company. Under the employment agreements, if we terminate any of the employment of any of the Named Executive Officers other than Mr. Pritchett without cause, he will receive severance equal to one year’s salary and target annual incentive, and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit plans.

If the Named Executive Officer terminates his employment with the Company for good reason, he may terminate his employment and will receive his severance benefits. For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company), (iii) his removal as a member of the board of directors (other than by your voluntary resignation), (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, or (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, and the Company fails to materially cure such condition within 30 days. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened, and the Company fails to cure such situation within 30 days after notice.

If Mr. Pritchett’s employment with the Company is terminated without cause or for change of position in the 24 months following a change of control of the Company, Mr. Pritchett is entitled to his annual salary and target annual incentive plus a lump sum amount equal to his total premium for one year of COBRA continuation coverage under the Company’s health benefit plans. In the event that any of the other Named Executive Officers are terminated without cause or for a change of position in the 24 months following a change of control of the Company, the Named Executive Officer is entitled to severance pay equal to two times the sum of the executive’s salary and target annual incentive plus a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit plans.

Following a termination of employment for any reason each Named Executive Officer is prohibited for a one-year period following termination from being employed by, owning, operating, controlling, or being connected with any business that competes with the Company. Each executive’s agreement also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and a one-year non-solicitation of Company employees.

Termination and Change of Control

Voluntary Termination or Termination for Cause ($)(1)	Ramesh Srinivasan	Tony Pritchett	Kyle Badger	Larry Steinberg	Jimmie Walker
Base Salary and Incentive	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Good Reason ($)(2)
Base Salary and Incentive	1,050,000	230,000	390,000	420,000	500,000
Health Insurance (3)	15,655	19,974	24,636	20,520	22,184
Accelerated Vesting	—	85,050	307,125	297,675	555,188
Total	1,065,655	335,024	721,761	738,195	1,077,372
Change of Control ($)(4)
Base Salary and Incentive	2,100,000	345,000	780,000	840,000	1,000,000
Health Insurance	15,655	19,974	24,636	20,520	22,184
Accelerated Vesting/SSARs (3)	—	—	3,123	5,378	—
Accelerated Vesting/Stock (3)	—	98,214	385,628	431,336	571,811
Total	2,115,655	463,188	1,193,387	1,297,234	1,593,995
Death or Disability ($)(5)
Accelerated Vesting/SSARs (3)	—	0	3,123	5,378	—
Accelerated Vesting/Stock (3)	—	98,214	385,628	431,336	571,811
Total	—	98,214	388,751	436,714	571,811

(1) A “voluntary termination” includes death, disability, or legal incompetence.
(2) For Mr. Srinivasan, “cause” is defined as (i) conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere with respect to a felony, (ii) violations the confidentiality, non-competition and non-solicitation clauses of his employment agreement, (iii) breaches of his duty of loyalty to the Company or willful misconduct, any of which materially injures the Company, (iv) a willful and material breach of his material obligations under any agreement entered into between him and the Company that materially injures the Company, or (v) failure to substantially perform his reasonable duties with the Company (other than by reason of your disability). For the other Named Executive Officers, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, (iv) misconduct, malfeasance, or insubordination, or (v) gross failure to perform (not including failure to achieve quantitative targets). For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company), (iii) his removal as a member of the board of directors (other than by your voluntary resignation), (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, or (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, and the Company fails to materially cure such condition within 30 days. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened, and the Company fails to cure such situation within 30 days after notice.
(3) Health Insurance consists of health care and dental care benefits. The amount reflects 12 months of benefits for the Named Executive Officers that participate in the Company’s plans. These benefits have been calculated based on actual cost to us for fiscal year 2017.
(4) Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. SSARs and restricted shares vest upon a change of control. For SSARs (except as qualified below) the value of accelerated vesting is calculated using the closing price of $9.45 per share on March 31, 2017, less the exercise price per share for the total number of SSARs accelerated. The value of restricted shares upon vesting reflects that same $9.45 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2017.
(5) All SSARs and restricted shares vest upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2017.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2000 Stock Option Plan for Outside Directors and 2000, 2006, 2011 and 2016 Stock Incentive Plans)	1,094,978	$10.44	1,862,597

Equity compensation plans not approved by shareholders	—	—	—
Total	1,094,978	$10.44	1,862,597

PROPOSAL 2
ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders’ interests and market practices. As a result of this review, the Compensation Committee:

•	Maintained base salaries and target annual incentives for fiscal year 2017 at the same levels as fiscal year 2016;

•	Focused annual incentives on improvements over fiscal year 2016 revenue results;

•	Structured long-term incentives to reward increases in shareholder value.

We are asking shareholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2017 compensation tables and the related disclosure and narratives to those tables.”

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin and John Mutch each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2017 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Board.

The Audit Committee has also received annual written disclosures from Grant Thornton regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2017 audited financial statements be included in the Company’s 2017 Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

Submitted by the Audit Committee of the Board of Directors as of June 14, 2017

Donald Colvin, Chairman
Jerry Jones
John Mutch

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Accountant for the fiscal year ending March 31, 2017.

Shareholder ratification of the selection of Grant Thornton as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the board of directors has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Accountant for fiscal year 2017, and of PricewaterhouseCoopers LLP (“PwC”), our Independent Accountant for fiscal year 2015. Fees for services rendered by Grant Thornton and PwC for fiscal years 2017 and 2016 were:

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2017 (Grant Thornton)	571,347	—	—	—
2017 (PwC)	19,504	—	—	—
2016 (Grant Thornton)	680,281	—	—	—
2016 (PwC)	211,400	—	—	2,700

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit- Related Fees” generally include fees for employee benefits plan audits, business acquisitions, and accounting consultations. “Tax Fees” include tax compliance and tax advice services. “All Other Fees” generally relate to services provided in connection with non-audit acquisition activities.

Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of PwC are not expected to be present at the Annual Meeting.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non- audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre- approval by the Audit Committee. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2017 and 2016.

RELATED PERSON TRANSACTIONS

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders sharing an address unless the shareholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Agilysys, Inc., 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, Attention: Secretary; telephone (770) 810-7800.

If you want to receive separate copies of our proxy statements and annual reports to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Shareholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2018 Annual Meeting of Shareholders must submit their proposals so that they are received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than the close of business on April 18, 2018.  Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a shareholder to bring a matter properly before the 2018 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the shareholder must comply with the requirements set forth in our Regulations, including: (i) be a shareholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A shareholder’s notice of a matter the shareholder wishes to present at the 2018 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no earlier than May 18, 2018, and no later than June 18, 2018.

Any shareholder entitled to vote at the Annual Meeting on August 16, 2017, may make a request in writing and we will mail, at no charge, a copy of our 2017 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

Please sign and return your proxy card promptly, or vote via the Internet or telephone. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and solutions and the risks described in the Company's filings with the Securities and Exchange Commission, including those listed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

Agilysys

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 am Eastern Time on August 16, 2017.

Vote by Internet

- Go to **www.investorvote.com/AGYS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

If cumulative voting is in effect, the Proxy holders intend to cumulate votes for the election of all or any one or more of the Board of Directors' nominees listed below. THIS PROXY CARD GIVES THE PROXY HOLDERS FULL DISCRETIONARY AUTHORITY TO VOTE CUMULATIVELY AND TO ALLOCATE VOTES AMONG THE NOMINEES LISTED BELOW, UNLESS AUTHORITY TO VOTE FOR ANY OF THEM IS WITHHELD, IN WHICH CASE NO VOTES REPRESENTED BY THIS PROXY CARD WILL BE CAST FOR ANY DIRECTOR FOR WHOM AUTHORITY TO VOTE IS SO WITHHELD.

1. The election of seven members of the Board of Directors to hold office for a one-year term expiring at the 2018 Annual Meeting.

01 – Donald A. Colvin 02 – Jerry Jones 03 – Michael A. Kaufman 04 – Melvin L. Keating 05 – Keith M. Kolerus 06 – John Mutch 07 – Ramesh Srinivasan

☐ **Mark here to WITHHOLD vote from all nominees.**

☐ **Mark here to vote FOR all nominees.**

☐ **For All Nominees EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the numbered box(es) to the right corresponding to the director(s) listed above.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02N74B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy Card — Agilysys, Inc. — Annual Meeting of Shareholders — August 16, 2017

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Ramesh Srinivasan, Keith M. Kolerus and Kyle C. Badger, and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of Agilysys, to be held on Wednesday, August 16, 2017 at Agilysys' offices at 5383 Hollister Ave, Suite 120, Santa Barbara, California 93111 at 8:00 a.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR all nominees in proposal 1 and FOR proposals 2 and 3.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on August 16, 2017: The Notice of Annual Meeting of Shareholders and Proxy Statement are available on our website at www.agilysys.com.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.